EXHIBIT 99.1

SOURCECORP® TO EXPLORE STRATEGIC ALTERNATIVES TO ENHANCE SHAREHOLDER VALUE

DALLAS, Texas (October 5, 2005) – SOURCECORP, Inc. (NASDAQ: SRCP) a leading provider of business process outsourcing solutions and specialized high value consulting services today announced that it is exploring a range of strategic alternatives, including a potential sale of the Company, to enhance shareholder value.  The Company said that there can be no assurances that any particular alternative will be pursued or that any transaction will occur, or on what terms.  The Company has retained the investment banking firm Lehman Brothers as its financial advisor to assist in this effort.  The review process is expected to take several months.  The Company also stated that it does not expect to disclose developments with respect to the exploration of strategic alternatives unless and until its Board of Directors has approved a definitive course of action or transaction.

About SOURCECORP®

SOURCECORP, Incorporated provides business process outsourcing solutions and specialized high value consulting services to clients throughout the U.S. SOURCECORP focuses on business processes in information-intensive industries including commercial, financial, government, healthcare, and legal. Headquartered in Dallas, the Company serves clients throughout the United States through a network of locations in the U.S., Mexico and India.

SOURCECORP is a component of both the S&P SmallCap 600 Index and the Russell 2000 Index. The Company has been cited among the Top 100 Hot Growth Companies by BusinessWeek magazine (2001). SOURCECORP has also been recognized twice by Forbes magazine as one of the 200 Best Small Companies (1998, 1999), based on return equity, sales growth, and EPS growth, and by FORTUNE magazine as one of America’s 100 Fastest Growing Public Companies (1999). For more information about SOURCECORP’s solutions, including case-study examples, visit the SOURCECORP website at www.sourcecorp.com

The statements in this press release, which are not historical fact, are forward-looking statements that involve risks and uncertainties, which could cause actual results to differ materially from such forward-looking statements. These forward-looking statements include, but are not limited to, statements about plans to explore strategic alternatives, any financial estimates, projections, and estimates of future contract values included in this press release and any anticipated future activities. The aforementioned risks and uncertainties include, without limitation, our ability to successfully implement our plans, our ability to find alternatives acceptable to us, the risks of integrating our operating companies, of the timing and magnitude of technological advances, of the occurrences of a diminution in our existing customers’ needs for our services, of a change in the amount companies outsource business processes, of the impact to margins resulting from a change in revenue mix as well as the risks detailed in SOURCECORP’s filings with the Securities and Exchange Commission, including without limitation, those detailed under the heading “Risk Factors” in the Company’s most recent annual report on Form 10-K. SOURCECORP disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise, except as required by law.